Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8’s No. 333-101848 and 333-101789) pertaining to the Seagate Technology Amended and Restated 2001 Share Option Plan and the Seagate Technology Employee Stock Purchase Plan of Seagate Technology of our report dated July 15, 2003 (except for note 17, as to which the date is July 30, 2003), with respect to the consolidated financial statements of Seagate Technology included in the Annual Report (Form 10-K) for the year ended June 27, 2003.

/s/    ERNST & YOUNG LLP

San Jose, California
August 19, 2003